                                                                      Exhibit 12




              BURLINGTON INDUSTRIES, INC. AND SUBSIDIARY COMPANIES
                 (Debtors-in-Possession as of November 15, 2001)
                        Computation of Ratio of Earnings
                    to Fixed Charges (Deficiency of Earnings
                        Available to Cover Fixed Charges)
                             (Amounts in thousands)


                                                     Fiscal Year Ended
                                        ------------------------------------------
                                        September 29,   September 30,   October 2,
                                            2001             2000          1999
                                        -------------   -------------   ----------
Loss before income taxes                $   (120,004)   $    (548,648)  $  (47,349)
Interest expense                              71,174           66,264       58,420
Imputed interest on rent expense               5,190            5,487        5,510
                                        ------------    -------------   ----------
       Total earnings (loss)            $    (43,640)   $    (476,897)  $   16,581
                                        ------------    -------------   ----------

Interest expense                        $     71,174    $      66,264   $   58,420
Imputed interest on rent expense               5,190            5,487        5,510
                                        ------------    -------------   ----------
       Total fixed charges              $     76,364    $      71,751   $   63,930
                                        ------------    -------------   ----------

Deficiency of earnings available
    to cover fixed charges              $    120,004    $     548,648       47,349
                                        ============    =============   ==========